Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

March 31, 2022

Allego N.V.

Westervoortsedijk 73 KB

6827 AV Arnhem, the Netherlands

Re:	Registration Statement of Allego N.V. on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel to Allego N.V., a public limited liability company (naamloze vennotschap) governed by the laws of the Netherlands (the “Company”), in connection with the Registration Statement on Form F-1 initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on March 31, 2022 (as amended, the “Registration Statement”), relating to (A) the Company’s registration of 23,159,948 Ordinary Shares, with a nominal value of € 0.12 per share of the Company (the “Ordinary Shares”) that may be issued upon the exercise of Warrants to purchase Ordinary Shares, which were originally issued by Spartan Acquisition Corp. III (“Spartan”), and were converted into Warrants to purchase Ordinary Shares upon the closing of the Business Combination (the “Business Combination”); and (B) the offer and resale from time to time by the Selling Securityholders named in the Registration Statement of (a) up to 76,157,994 Ordinary Shares, consisting of (i) 12,000,000 Ordinary Shares issued to the Private Placement Investors upon the closing of the Business Combination, (ii) 13,700,000 Ordinary Shares that were issued in exchange for Spartan Founders Stock upon the closing of the Business Combination, (iii) 41,097,994 Ordinary Shares that were issued to E8 Partenaires upon the closing of the Business Combination and (iv) 9,360,000 Ordinary Shares that may be issued upon exercise of Warrants to purchase Ordinary Shares referred to in clause (b) below, which were originally Private Placement Warrants that were automatically converted into Warrants upon the closing of the Business Combination; and (b) up to 9,360,000 Warrants to purchase Ordinary Shares, which were originally Private Placement Warrants that were converted into Warrants upon the closing of the Business Combination (the “Opinion Warrants”). Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

The Warrants, including the Opinion Warrants, are governed by the Warrant Agreement (the “Warrant Agreement”) dated as of February 8, 2021, by and between Spartan and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the warrants of Spartan (the “Spartan Warrants”) were issued, as modified by a Warrant Assumption Agreement, dated as of March 16, 2022 (the “Warrant Assumption Agreement”) entered into by and among Spartan, the Company, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of July 28, 2021, by and among Spartan, the Company and certain other parties named therein, and the execution and delivery of the Warrant Assumption Agreement, each outstanding Spartan Warrant became one Warrant (the “Assignment and Assumption”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Warrant Agreement, the Warrant Assumption Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Spartan and the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

March 31, 2022 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of Spartan contained in the Warrant Agreement. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite power and authority to enter into and perform its obligations under the Warrant Assumption Agreement, (iii) the due authorization, and, to the extent governed by laws other than those of the State of New York, execution and delivery of the Warrant Assumption Agreement by the Company and (iv) the due authorization, execution and delivery of the Warrant Agreement by the parties thereto. We have also assumed that the Warrant Agent is validly existing, has duly authorized, executed and delivered the Warrant Agreement and the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

The Opinion Warrants constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP